Exhibit 10.01

Compensation Practices for Xcel Energy Non-Employee Directors

On August 24, 2005, the Xcel Energy board of directors passed a resolution authorizing an increase in a component of the non-employee director compensation.  On the first business day following the 2006 annual meeting of shareholders, each non-employee director will receive an award of stock equivalent units under the Stock Equivalent Plan for Non-Employee Directors of Xcel Energy (as approved by shareholders on May 20, 2004) representing $64,000 in cash value. Following the change, compensation practices for non-employee directors of Xcel Energy is outlined in the following table:

	Prior to Aug. 31, 2005	After Sept. 1, 2005
Annual Director Retainer	$35,000	$35,000
Board Meeting Attendance Fees (per meeting)	$1,500	$1,500
Telephonic Meeting Attendance Fees (per meeting)	$650	$650
Committee Meeting Attendance Fees (per meeting)	$1,500	$1,500
Additional Retainer for Committee Chair:
Governance, Compensation & Nominating Committee	$5,000	$5,000
Operations, Nuclear & Environmental Committee	$5,000	$5,000
Audit Committee	$10,000	$10,000
Finance Committee	$5,000	$5,000
Stock Equivalent Units	$52,800	$64,000